Exhibit 1.1
Fee Waiver
References are made to that certain (i) Master Services Agreement, dated as of March 11, 2014, as amended by the Amendment, dated as of May 11, 2020 (collectively, the “MSA’), between CIM Commercial Trust Corporation (successor to PMC Commercial Trust), a Maryland corporation (the “Company”), and CIM Service Provider, a Delaware limited liability company (“Manager”), and certain subsidiaries of the Company (such subsidiaries, collectively, the “Subsidiaries”) and (ii) Investment Management Agreement, dated as of December 10, 2015, between CIM Urban Partners, L.P. and CIM Capital, LLC (the “Advisor”) (as such investment management agreement was assigned by the Advisor to CIM Capital Securities Management, LLC, CIM Capital Controlled Company Management, LLC, CIM Capital RE Debt Management, LLC and CIM Capital Real Property Management, LLC (each of the foregoing entities, a “CIM Sub-Advisor”) pursuant to the Assignment Agreement dated as of January 1, 2019) (as such investment management agreement may be further amended and/or assigned from time to time, the “Investment Management Agreement”).
W I T N E S S E T H
WHEREAS, Manager desires to voluntarily waive its entitlement to certain fees under the MSA;
WHEREAS, the Advisor and each CIM Sub-Advisor desire to voluntarily waive their entitlement to certain fees under the Investment Management Agreement; and
WHEREAS, the Company, Manager, the Advisor, each Sub-Advisor and the Subsidiaries desire to enter into this fee waiver agreement (this “Fee Waiver”) to memorialize this agreement.
NOW, THEREFORE, in consideration of the agreements set forth in this Fee Waiver and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows.
A G R E E M E N T
1.Unless otherwise specified, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the MSA.
2.Manager hereby agrees to voluntarily waive any fees in excess of those set forth in this Fee Waiver, to the extent it would otherwise have been entitled to such additional compensation under the MSA. The Advisor and each Sub-Advisor each hereby agrees to voluntarily waive any fees in excess of those set forth in this Fee Waiver, to the extent it would otherwise have been entitled to such additional compensation under the Investment Management Agreement.
3.Base Fee
3.1.For purposes of this Paragraph 3, capitalized terms used but not otherwise defined shall have the meanings ascribed to them in the Second Amended and Restated Limited

Partnership Agreement of CIM Urban Partners, L.P. dated December 22, 2005 (as further amended from time to time, the “CIM Partnership Agreement”).
3.2.“Net Asset Value Attributable to Common Stockholders” shall mean (a) the sum of the Company’s (1) investments in real estate at fair value, (2) cash, (3) loans receivable at fair value and (4) the book value of the other assets of the Company, excluding deferred costs and net of other liabilities at book value, less (b) the Company’s (i) debt at face value, (ii) outstanding preferred stock at stated value, and (iii) non-controlling interests at book value; provided, that, non-controlling interests in any UPREIT operating partnership relating to the Company shall not be excluded.
3.3.Pursuant to the CIM Partnership Agreement and the Investment Management Agreement, the Partnership pays to the Investment Manager the quarterly Investment Management Fee for the services rendered by the Investment Manager in managing the assets of the Partnership (the “Base Fee”).
3.4.The parties to this Fee Waiver hereby agree that the Base Fee shall be payable quarterly in arrears in an amount equal to an annual rate of one percent (1%) (0.25% per Quarter) of the average of the Net Asset Value Attributable to Common Stockholders as of the first and last day of the applicable Quarter.
4.Incentive Fee
4.1.Manager and the Company hereby agree that the Incentive Fee payable to Manager (or, pursuant to the immediately following sentence, the Advisor or the relevant CIM Sub-Advisor) under the MSA shall be calculated as set forth in this Fee Waiver, payable quarterly in arrears. The Company shall pay Manager (or, at the election of Manager, the Advisor or the CIM Sub-Advisor) an Incentive Fee with respect to the Excess Core Funds From Operations in each Quarter as follows: (i) no Incentive Fee in any Quarter in which the Excess Core Funds From Operations is zero ($0); (ii) one hundred percent (100.00%) of any Excess Core Funds From Operations up to an amount equal to (x) the average of the Adjusted Common Equity as of the first and last day of the applicable Quarter and (y) 0.4375%; and (iii) twenty percent (20.00%) of any Excess Core Funds From Operations thereafter. Incentive Fees payable for any partial Quarter will be appropriately prorated.
5.Capital Gains Fee
5.1.“Capital Gains Fee” means (i) 15% of the cumulative aggregate realized capital gains minus the cumulative aggregate realized capital losses (in each case since January 1, 2022), minus (ii) the aggregate Capital Gains Fees paid since January 1, 2022. Realized capital gains and realized capital losses are calculated by subtracting from the sales price of a property: (a) any costs incurred to sell such property, and (b) the current gross value of the property (meaning the property’s original acquisition price plus any subsequent, non-reimbursed capital improvements thereon paid for by the Company).
5.2.The Company hereby agrees to pay Manager (or, at the election of Manager, the Advisor or the relevant CIM Sub-Advisor) during the term of the MSA, the Capital Gains Fee, in arrears as of the end of each Quarter (or for an abbreviated time period as of the effective date of any termination of this Fee Waiver). A Capital Gains Fee shall only be paid for an applicable time period to the extent that doing so would not violate any distribution payment covenant in a then-existing line of credit to the Company. For the avoidance of doubt, the Capital Gains Fee shall only be payable for applicable time periods when the cumulative aggregate realized capital gains exceed the cumulative aggregate realized capital losses.
6.Calculation and Payment
6.1.“Payment Date” means the 30th day (or, if such day is not a Business Day, on the next succeeding Business Day) following each date on which the Company files its quarterly report on Form 10-Q or its annual report on Form 10-K, as the case may be (each such date, a “Filing Date”) or such other date that the relevant parties hereto may agree.
6.2.No later than five days following each Filing Date, the Company will (a) provide Manager with a step-by-step calculation, in reasonable detail, of each underlying component of the definition of Base Fee for the subject Quarter of the Partnership (including, for the avoidance of doubt, a step-by-step calculation of such Base Fee in accordance with each component thereof) and (b) determine the amount of the Base Fee payable for the subject Quarter. The Company shall pay the Base Fee for the subject Quarter to the Service Provider on or before the next Payment Date.
6.3.No later than five days following each Filing Date, the Company will (a) provide Manager with a step-by-step calculation, in reasonable detail, of each underlying component of the definition of Incentive Fee for the subject Quarter and (b) determine the amount of any Incentive Fee payable for the subject Quarter. The Company shall pay any Incentive Fee for the subject Quarter to the Service Provider in arrears on or before the next Payment Date.
6.4.No later than five days following each Filing Date, the Company will (a) provide Manager with a step-by-step calculation, in reasonable detail, of each underlying component of the definition of Capital Gains Fee for the subject Quarter and (b) determine the amount of any Capital Gains Fee payable for the subject Quarter. The Company shall pay any Capital Gains Fee for the subject Quarter to the Service Provider in arrears on or before the next Payment Date.
6.5.Subject to the agreement of the Service Provider and the approval of the Independent Members, the Company may pay all or a portion of the Base Fee, any Incentive Fee or Capital Gains Fee that is due and payable with respect to a Quarter in shares of any series of the Company’s preferred stock. If the Base Fee, any Incentive Fee or Capital Gains Fee is payable in shares of the Company’s preferred stock, the Company will issue, and Manager, the Investment Manager or the relevant CIM Sub-Advisor, as the case may be, hereby agrees to accept, shares equal to the portion of the Base Fee, the Incentive Fee or the Capital Gains Fee elected to be paid in shares of the Company’s preferred stock divided by the par value of such Preferred Stock. No fractional shares of preferred stock will be issued, and such number will be rounded down to the nearest whole number. If any portion of the Base Fee, the Incentive Fee or the Capital Gains Fee for any Quarter, is payable in shares of the Company’s preferred stock, the Company will take or cause to be taken all appropriate action to issue such preferred stock including any action required to ensure that such preferred stock is issued in accordance with applicable Laws and the applicable rules of any securities exchange on which securities of the Company trade.
7.Company’s Option to Elect Alternate Calculation
7.1.Manager hereby agrees that it shall, no later than fifteen days following each Filing Date, deliver to the Company (i) a calculation of the cumulative fees earned by Manager, the Advisor and each Sub-Advisor under the methodology prescribed by this Fee Waiver (the “New Methodology”) from the effective date of this Fee Waiver (as set forth in Paragraph 13) through the end of the applicable Quarter and (ii) a calculation of the cumulative fees that would have been earned, in the absence of this Fee Waiver, by Manager, the Advisor and each Sub-Advisor during such period under the MSA and the Investment Management Agreement, without giving effect to this Fee Waiver (the “Existing Methodology”).
7.2.If, in respect of any Quarter, the aggregate fees that are payable under the New Methodology exceed the aggregate fees that would have been payable under the Existing Methodology for the equivalent period, such Quarter shall be deemed an “Excess Quarter”.
7.3.For any Quarter following an Excess Quarter, the Company (upon the direction of the Independent Members) may, at its option and upon written notice to Manager prior to the Payment Date for such following Quarter, elect to calculate all fees due to Manager, the Advisor and each Sub-Advisor in accordance with the Existing Methodology from and after such Excess Quarter.
7.4.Any election by the Company to adopt the Existing Methodology shall be irrevocable, and all fees due to Manager, the Advisor and each Sub-Advisor from and after such election shall be calculated in accordance with the Existing Methodology unless otherwise agreed in an instrument in writing executed by the Company, Manager and the Subsidiaries.
8.In the event that any provision of this Fee Waiver is inconsistent with the terms of the MSA, the Investment Management Agreement, or the CIM Partnership Agreement, as the case may be, the terms of this Fee Waiver shall control and supersede such conflicting terms of the MSA, the Investment Management Agreement or the CIM Partnership Agreement, as the case may be. The terms and provisions of the MSA, the Investment Management Agreement and the CIM Partnership Agreement shall remain in full force and effect in all other respects.
9.Except as otherwise set forth in this Fee Waiver, this Fee Waiver may not be amended or modified in any way except by an instrument in writing executed by each of the parties hereto.
10.This Fee Waiver, together with the MSA, the Investment Management Agreement and the Partnership Agreement, constitute the entire agreement among the parties hereto with respect to the matters set forth herein, and there are no other agreements, understandings, warranties or representations with respect to said matters.

11.This Fee Waiver may be executed in any number of counterparts, each of which shall constitute an original document, and such counterparts together shall constitute one and the same instrument.
12.This Fee Waiver shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and assigns.
13.This Fee Waiver, dated as of January 5, 2022, shall be deemed effective as of January 1, 2022 with retroactive effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Waiver to be duly executed as of the day and year first above written.

                CIM COMMERCIAL TRUST CORPORATION

                By: ____/s/ Nathan D. DeBacker_______
                 Name: Nathan D. DeBacker
                 Title: Chief Financial Officer

                CIM Service Provider, LLC

                By: __/s/ David Thompson____________
                 Name: David Thompson
                 Title: Vice President

                CIM Capital, LLC

                By: ___/s/ David Thompson____________
                 Name: David Thompson
                 Title: Vice President

                CIM Capital Securities Management, LLC

                By: ___/s/ David Thompson_____________
                 Name: David Thompson
                 Title: Vice President

CIM Capital Controlled Company Management, LLC

                By: ___/s/ David Thompson______________
                 Name: David Thompson
                 Title: Vice President

                CIM Capital RE Debt Management, LLC

                By: ___/s/ David Thompson_____________
                 Name: David Thompson
                 Title: Vice President

CIM Capital Real Property Management, LLC

By: __/s/ David Thompson______________
                 Name: David Thompson
                 Title: Vice President

                CIM Urban Partners, L.P.
                By: Urban Partners GP, LLC, as General Partner

                By: ___/s/ David Thompson_______________
                 Name: David Thompson
                 Title: Vice President and Chief Financial Officer

                PMC Funding Corp.

                By: ____/s/ Barry Berlin________________
                 Name: Barry Berlin
                 Title: Chief Executive Officer

                PMC Properties, Inc.

                By: ___/s/ Barry Berlin_______________
                 Name: Barry Berlin
                 Title: Chief Executive Officer